Exhibit 99.1

PRESS RELEASE For Immediate Release

GLOBAL WATER RESOURCES, INC. ANNOUNCES COMPLETION

OF DEBT REFINANCING

PHOENIX, AZ – June 27, 2016 – Global Water Resources, Inc. (NASDAQ: GWRS, TSX: GWR) (the “Company”) announced today that it has completed the refinancing of its long-term debt. The Company issued, pursuant to a Note Purchase Agreement dated May 20, 2016, two series of senior secured notes in a total principal amount of $115 million. The new notes have a blended interest rate of 4.55% and provide for no principal payments during the first five years of the term. The Company used the proceeds to retire its existing long-term debt of $107 million and pay the associated prepayment penalties of $3.2 million. The remaining proceeds will be used by the Company for general corporate purposes. The transaction closed on June 24, 2016.

“This debt refinancing significantly improves our cash flow and provides us the liquidity to make strategic decisions that focus on growing the long term value of the Company,” said Ron Fleming, Chief Executive Officer. “This closing marks the completion of a four year strategy to best position the Company for the long term.”

“In addition to lower interest costs and deferred principal payments, the Company’s cash balance has increased more than $12.0 million, as a result of this transaction,” added Mike Liebman, Chief Financial Officer. “We look forward to the opportunities the refinancing provides us as we look to grow into the future.”

About Global Water Resources, Inc.

The Company is a water resource management company located in Phoenix, Arizona, that owns and operates regulated water, wastewater and recycled water utilities in the metropolitan Phoenix area.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain forward-looking statements. These forward-looking statements include, but are not limited to, interest costs, the expected use of proceeds, the expected improvements in cash flow and liquidity and other statements that are not historical facts as well as statements identified by words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to significant uncertainties and changes in circumstances, many of which are beyond our control. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

For more information, please contact:

Michael J. Liebman

Chief Financial Officer and Corporate Secretary

Global Water Resources, Inc.

(480) 999-5104

Mike.liebman@gwresources.com

www.gwresources.com